                                                                   Exhibit 10.8

                         AGREEMENT ON TRANSFER OF PATENT
                              (SUMMARY TRANSLATION)

TRANSFEROR:
Kunjie Zhuang
Address: Room A4-402, Longteng Garden, Huli District, Xiamen, Fujian Province

TRANSFEREE:
Shenzhen GrenTech Co., Ltd.
Legal Representative: Yingjie Gao
Address: Room 1001, 10th Floor, East Tower, Block 4, Saige Science &
         Technology Park, Huaqiang Road North, Futian District, Shenzhen

Whereas the Transferor is applying for a patent for the following technology (the "APPLICATION") and the Transferor agrees that once he has received the patent certificate with regard to the Application from the Patent Bureau of China, he will transfer it to the Transferee free of charge and permanently. The Transferee hereby accepts the aforesaid transfer.

Section I Definition

"PATENT" refers to the Transferor's Application to the Patent Bureau of China for the patent of the Multilocular Filter with Low Loss, High Selectivity and High Power on November 18, 2003 (application No.: 200310106322.6).

Section II Rights and Obligations

1. The Transferor, after having succeeded in the Application, shall notify the Transferee in a timely manner and to assist the Transferee to register the transfer hereunder with the Patent Bureau of China (the "TRANSFER APPLICATION").

2. Prior to the completion of the Transfer Application, the Transferee shall have the exclusive right to use the technology under the Application free of charge.

3. The date on which the Transferee obtains the Patent Certificate from the Patent Bureau of China shall also be the date of completion of the Transfer Application.

4. Upon the completion of the Transfer Application, the Transferor shall deliver to the Transferee all documents concerning the Patent, including but not limited to, documents relating to the Patent Application and its amendments, notice of acceptance of the Application and the Patent Certificate.

5. Upon the completion of the Transfer Application, the Transferee shall have the ownership of the Patent.

6. Upon the completion of the Transfer Application, where a third party submits a claim to the Patent Bureau of China to challenge the validity of the Patent, both the Transferor and the Transferee shall jointly respond to the claim.

     Where a third party brings a proceeding against the Transferee for infringement of any patent rights due to the Patent, whether prior or subsequent to the completion of the transfer hereunder, both the Transferor and the Transferee shall jointly respond to the proceeding and bear the consequences of the dispute.

Section III Miscellaneous

1. Disputes between the parties hereto that cannot be settled through friendly negotiation shall be submitted to arbitration by the Shenzhen Arbitration Commission.

2.   This Agreement is done in three counterparts each having equal effect.

TRANSFEROR:                             TRANSFEREE


/s/ Kunjie Zhuang                       /Seal/ Shenzhen GrenTech Co., Ltd.
-------------------------------------

                                        /s/ Gao Yingjie
                                        ----------------------------------------

Date: September 12, 2004                Date: September 11, 2004


                                       1